EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (this “Agreement”) is executed as of August 6, 2014 (the “Effective Date”), by and between M2 MARKETPLACE INC., a Delaware corporation, (“Seller”), and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation, (“Buyer”).

RECITALS:

A.                                    Seller is the owner of the fee simple interest in certain improved real property, located at 1501 and 1511 Wilshire Blvd., Santa Monica, California, comprised of two commercial buildings consisting of approximately 9,750 square and 3,297 square feet, respectively.

B.                                    Seller desires to sell the Property (defined below) and Buyer desires to purchase the Property, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1                               Agreement of Purchase and Sale. Subject to the terms of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Property (defined below).

1.2                               Components of Property.  For all purposes hereof, the “Property” shall be deemed to include the following:

(a)                                 Real Property.  The land consisting of approximately 37,500 square feet, located in Santa Monica, Los Angeles County, California and legally described on Exhibit A hereto, together with  rights, easements and appurtenances pertaining to such land, including Seller’s interest (if any) in and to adjacent streets, alleys and rights-of-way (collectively, the “Real Property”);

(b)                                 Improvements.  The buildings, fixtures and other physical improvements on the Real Property (the “Improvements”); and

(c)                                  Intangible Property.  (i) All assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements; (ii) all transferable licenses, franchises, entitlements and permits owned by Seller and used in or relating to the ownership, occupancy or operation of the Real Property or the Improvements or any part thereof; (iii) all building plans and property maintenance records, possessed by Seller and used by Seller exclusively in connection with the Real Property and the Improvements; and (iv) any and all claims known and unknown relating to the Real Property (including, without limitation, construction defect claims) and the Improvements (the items described in clauses (i)-(iv) are, collectively, the “Intangible Property”).

ARTICLE 2

PURCHASE PRICE AND DEPOSIT

2.1                               Purchase Price.  The purchase price (“Purchase Price”) for the Property is Twenty Million Two Hundred Thousand Dollars ($20,200,000), payable as provided below.

2.2                               Payment of Purchase Price.  The Purchase Price, increased or decreased by prorations and adjustments as provided herein, shall be payable to Seller in full at Closing, in cash by wire transfer of immediately available federal funds, to a bank account designated by Seller in writing to Escrow Agent (defined below) prior to the Closing.

2.3                               Consideration. Within three (3) business days after the Effective Date, Buyer shall deposit with Chicago Title Company, 1 Kaiser Plaza, Suite 745, Oakland, CA 94612, Attention: Laurie Edwards, (510) 451-8888 (the “Escrow Agent”) One Thousand Dollars ($1,000) (the “Independent Consideration”), which shall be immediately released by the Escrow Agent to Seller.  The Independent Consideration shall be fully earned by Seller upon full execution of this Agreement and shall be non-refundable in all events, provided, if the Closing occurs, the Independent Consideration shall be applied against the Purchase Price.  In addition, Seller acknowledges that (a) in performing its due diligence investigation of the Property, Buyer will incur expenses, and such expenses also constitute good, valuable and sufficient consideration for this Agreement, and (b) Buyer would not have entered into this Agreement without having the opportunity to perform such investigations and without having the right to terminate this Agreement in accordance with the provisions hereof.  Accordingly, in addition to the $1000 referenced above, separate consideration exists to support Seller’s obligations hereunder notwithstanding Buyer’s right to terminate this Agreement as provided herein.

2.4                               Deposit. Within three (3) business days after the end of the Inspection Period (defined below), unless Buyer has timely terminated this Agreement, pursuant to Section 4.5 below, Buyer shall deposit with the Escrow Agent Six Hundred Thousand Dollars ($600,000) (the “Deposit”).  If the Closing (defined below) hereunder occurs, the Deposit will be applied towards payment of the Purchase Price.  The Escrow Agent shall hold and dispose of the Deposit strictly in accordance with Article 9 hereof and as otherwise required by Sections 3.3.3, 4.5, 5.8, 7.1, 7.2, 8.1, or 8.2, as applicable.

ARTICLE 3

TITLE AND SURVEY

3.1                               Title Examination.  Promptly following the Effective Date, Seller shall (a) request that Chicago Title Company (“Title Company”) provide to Buyer a copy of a preliminary title report (the “Title Report”) covering the Real Property, and a copy of each document referenced in the Title Report as an exception to title to the Real Property, and (b) provide to Buyer any existing survey of the Real Property in Seller’s possession or control (the “Existing Survey”).

3.2                               Survey.  Buyer shall, at its expense, either have the Existing Survey updated or cause a new survey of the Property to be prepared (as so updated or prepared, the “Survey”). The Survey shall be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by ALTA/ACSM, by a licensed surveyor or engineer, in a manner sufficient to support issuance of an extended coverage title insurance policy at Closing.

3.3                               Title Objections; Cure of Title Objections.

3.3.1                          Objections.  No later than forty-five (45) days after the Effective Date (the “Title Objection Date”), Buyer will notify Seller in writing and in reasonable detail of what objections, if any, Buyer has to the Title Report or Survey (the “Title Objections”), other than the exceptions listed in Section 3.3.4 (ii) — (v), below, to which Buyer may not object.  If any new title or survey matter (i.e., matters not shown on the Title Report or the Survey, but excluding matters affecting title created by, on behalf of, or with the consent of Buyer) (“New Title Matter”) is disclosed by Title Company after the Title Objection Date, and such New Title Matter is not acceptable to Buyer, Buyer shall so notify Seller in writing within ten (10) calendar days after receiving notice of such New Title Matter, in which event such New Title Matter will be deemed to be a Title Objection, and the provisions of Section 3.3.2 and 3.3.3 shall apply to such new Title Objection.  Failure to so timely notify Seller of Title Objections shall be deemed a waiver by Buyer of its rights under this Section 3.3.1.

3.3.2                     Seller Cure Right.  Seller shall have the right, but not the obligation, to cure any of the Title Objections.  Seller shall notify Buyer no later than five (5) calendar days after receiving Buyer’s notice of Title Objections of whether Seller will cause any Title Objections to be removed from title, insured over or cured.  Seller’s failure to provide such notice to Buyer within the required period as to the action Seller will take with respect to any Title Objection will be deemed an election by Seller to not remove from title, insure over or cure the Title Objection. Notwithstanding the foregoing, Seller shall be obligated to cure any monetary encumbrances on title (to the extent not caused by Buyer) for delinquent property taxes, judgment liens against Seller, mortgage or deed of trust liens entered into by Seller or mechanics’ liens arising out of a contract entered into by Seller, regardless of whether Buyer objects thereto.

3.3.3                     Buyer Termination Right.  If Seller so notifies or is deemed to have notified Buyer under Section 3.3.2 that Seller will not remove, insure over or cure any or all of the Title Objections, then Buyer shall have until the end of the Inspection Period or fifteen (15) days after disclosure of a New Title Matter, as applicable, to notify Seller whether it elects to (i) proceed with the purchase and acquire the Property subject to the Title Objections that Seller has not agreed to remove, insure over or cure and without any reduction in the Purchase Price, in which case those Title Objections shall be deemed approved (and shall be Permitted Exceptions), or (ii) terminate this Agreement, in which case the Deposit will be refunded to Buyer.  Buyer’s failure to timely terminate this Agreement at the end of the Inspection Period pursuant to Section 4.5 or fifteen (15) days after disclosure of a New Title Matter, as applicable, shall be deemed to be an election by Buyer to proceed under clause (i) above.

3.3.4                     Permitted Exceptions.  “Permitted Exceptions” includes and refers to: (i) all exceptions to title shown in the Title Report approved or deemed approved by Buyer pursuant to Section 3.3; (ii) zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property; (iii) matters affecting title created by, on behalf of, or with the consent of Buyer; (iv) liens to secure taxes and assessments not yet due and payable, and (v) the printed exceptions, if any, which appear in an extended coverage form ALTA Owner’s Policy of Title Insurance issued by the Title Company in the State of California.

3.3.5                     Title Policy.  At Closing, Buyer and Seller shall instruct the Title Company to issue an ALTA owner’s extended coverage title insurance policy (“Title Policy”) to Buyer, insuring Buyer’s interest in and to the Real Property and Improvements, as of the Closing Date, in the amount of the Purchase Price, subject only to the Permitted Exceptions.

ARTICLE 4

INSPECTION

4.1                               Right of Inspection.

4.1.1                     Seller hereby grants to Buyer and Buyer’s agents, consultants and contractors, subject to the conditions set forth below, the right to enter the Property, commencing on the Effective Date and ending on the earlier of (i) the date Buyer gives Seller the Election Notice (defined in Section 4.5 below), or (ii) sixty (60) days after Buyer’s receipt of the Diligence Materials (as defined, and as provided, in Section 4.1.3 below) (the “Inspection Period”), in order to inspect and evaluate the Property.  Buyer shall be given access to the Property during reasonable business hours and upon reasonable prior notice to Seller in order to perform inspections and tests on the Property; provided that Buyer shall obtain Seller’s advance written approval (which may be withheld in Seller’s sole discretion) prior to conducting (a) any invasive testing or inspection (including any soil, groundwater or air sampling), or (b) any testing or inspection which could alter the physical condition of the Property. Any request for such approval shall identify the contractor or consultant Buyer intends to engage to conduct such testing or inspection, and shall describe with reasonable specificity the scope and methods that will be utilized, and shall include evidence of the contractor’s or consultant’s liability insurance.  All of the inspections and reports prepared for Buyer, shall be at Buyer’s sole expense.  If the transaction hereunder does not close, Buyer agrees (1) to provide Seller, upon Seller’s written request, with results of all inspections and copies of all analyses, studies and similar reports relating to the Property conducted or prepared by or for Buyer in connection with its inspections of the Property or otherwise prepared by or for Buyer utilizing any information acquired in whole or in part through the exercise of Buyer’s inspection rights (the “Buyer Reports”), and (2) to destroy all Buyer Reports as well as the results of all inspections and copies of all reports delivered to Buyer by or on behalf of Seller relating to environmental condition of the Property or the Property’s compliance with environmental laws (the “Seller Reports”) in its possession or control.  Seller acknowledges that the Buyer Reports will be provided to Seller for its reference only and that Buyer makes no representations or warranties as to the accuracy of such reports.  Seller would need to seek permission from each consultant who prepared such reports to rely on them for Seller’s own purposes.

4.1.2                          Buyer shall be liable for all damage or injury to any person or property resulting from, relating to, or arising out of Buyer’s activities on the Property pursuant to Section 4.1.1, whether due to the acts of Buyer or any person acting by or on behalf of Buyer, and Buyer shall keep the Property free and clear of any liens arising from work performed on behalf of

Buyer in connection with its inspection activities.  Buyer agrees to indemnify, defend and hold harmless Seller and Seller’s agents, property manager, employees, directors, officers, affiliates, interest holders, successors and assigns from and against any and all claims, costs, damages, liabilities or liens of any kind (collectively “Claims”) resulting from Buyer’s investigations, but only in proportion to and to the extent that such Claims arise from the negligent or wrongful acts or omissions of Buyer, its officers, agents, or employees, or from any breach by Buyer, its officers, agents, or employees, of any of the terms of this Agreement. If the transaction hereunder does not close, Buyer will restore any portion of the Property altered or damaged as a result of Buyer’s investigation to the condition existing immediately prior to Buyer’s investigation; provided, however, whether or not Buyer proceeds with the purchase of the Property, Buyer shall promptly make such repairs and take such actions as are necessary to correct any unsafe condition created by Buyer’s investigations and to ensure that any damage or alteration of the Property caused by Buyer’s investigations will not unreasonably interfere with Seller’s operations on the Property.  Notwithstanding the foregoing, Buyer shall not be liable for any physical damage or diminution in value, nor obligated to repair any such physical damage, resulting from the discovery, disturbance, or material exacerbation of pre-existing conditions on the Property.

4.1.3                     In furtherance of Buyer’s exercise of its inspection rights hereunder and in order to facilitate Buyer’s evaluation of the Property, within three (3) business days following the Effective Date (the “Delivery Date”), Seller will deliver or make available to Buyer for Buyer’s review the Seller Reports and the other information listed on Schedule 4.1.3 hereto (together with the Seller Reports, the “Diligence Materials”), to the extent in Seller’s possession or control; provided, the Diligence Materials shall not include any attorney work product or attorney-client privileged documents, other than those that Seller elects, in its sole discretion, to provide.  Not later than ten (10) business days following the Effective Date, Buyer shall provide Seller with written notice identifying any Diligence Materials that it has not then received (the “Diligence Notice”).  Buyer’s failure to timely provide a Diligence Notice shall be deemed Buyer’s confirmation that it has received all of the Diligence Materials, in which case the Inspection Period shall be deemed to have commenced as of the Delivery Date. If the Diligence Notice identifies any missing Diligence Materials, Seller shall promptly provide the same (or access thereto) to Buyer, to the extent in Seller’s possession or control, or shall notify Buyer that the missing Diligence Materials are not in Seller’s possession or control, in which case, the Inspection Period shall commence as of the date Seller delivers or makes available the missing Diligence Materials or notifies Buyer that such materials are not in Seller’s possession or control.

4.1.4                     Buyer’s access to and use of the Diligence Materials is subject to the confidentiality provisions set forth in Section 4.3 below.  Buyer acknowledges that the Diligence Materials are being provided for its reference only and, other than as expressly set forth in this Agreement, Seller makes no representations or warranties as to the accuracy of such materials.  Buyer would need to seek permission from each consultant who prepared such materials in order to rely on them.

4.1.5                     The provisions of this Section 4.1 shall survive Closing or any earlier termination of this Agreement.

4.2                         Insurance Requirement.  Before Buyer may enter the Property, Buyer shall provide Seller with evidence of (i) general liability insurance, or a comparable program of self-insurance, naming Seller (and any other persons designated by Seller) as an additional insured and with an insurer satisfactory to Seller and with insurance limits in a minimum amount of $1,000,000 combined single limit for personal injury or property damage per occurrence, which insurance shall provide coverage against any claim for personal injury or property damage caused by Buyer or its agents, representatives or consultants in connection with Buyer’s tests and investigations of the Property, and (ii) workers’ compensation insurance in compliance with applicable law.

4.3                         Confidentiality.  Unless Seller specifically and expressly otherwise agrees in writing, Buyer agrees that the Buyer Reports, the Diligence Materials and other Property-relating information that Buyer learns in the course of its inspection and investigations, are confidential and shall not be disclosed or disseminated by it to any other person except to Buyer’s counsel and advisors that are assisting Buyer with the transaction, and then only upon Buyer making such persons aware of the confidentiality restriction and procuring such persons’ agreement to be bound thereby.  Buyer agrees not to use, or allow to be used, any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-closing.  Further, if Closing does not occur for any reason whatsoever, Buyer agrees to return to Seller, or cause to be returned to Seller, all Diligence Materials that are not destroyed pursuant to Section 4.1.1. Notwithstanding the foregoing, (a) with respect to the Buyer Reports only, Buyer may report those environmental conditions that Buyer is required by law to report to a regulatory agency, and (b) Buyer may disclose such information in the Buyer Reports, the Diligence Materials and other Property-relating information that Buyer learns in the course of its inspection and investigations and in the Seller Reports only to the extent required by law;  provided, prior to reporting or making any disclosure as permitted in clauses (a) and (b), Buyer shall give Seller reasonable advance written notice of the intended reporting or disclosure to allow Seller an opportunity to contest proposed reporting or disclosure, or to seek an appropriate protective order.  Buyer agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this provision by Buyer and that, in addition to all other remedies, Seller shall be entitled to equitable relief, including injunction and specific performance of Buyer’s obligations under this Section 4.3, as a remedy for any such breach or threatened breach.  Such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity. The provisions of this Section 4.3 shall survive any termination of this Agreement.

4.4                               Sale of Property “As-Is”.  EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 6.1 OR OTHER DOCUMENTS TO BE PROVIDED BY SELLER AT CLOSING (COLLECTIVELY, THE “WARRANTIES”), THE SALE CONTEMPLATED HEREIN IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR STATUTORY) BY SELLER.  AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY AT CLOSING ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS AND ANY AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS,

EXCEPT FOR THE WARRANTIES.  UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND EXCEPT FOR BREACHES OF SELLER’S WARRANTIES, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING.

The waivers and releases set forth in the immediately preceding paragraph include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s waiver or release set forth above.  Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

In this connection, Buyer hereby agrees and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

Buyer has initialed this Section to further indicate its awareness and acceptance of each and every provision hereof.

INITIALS:	Buyer

4.5                               Right of Termination.  Prior to end of the Inspection Period, Buyer shall give Seller written notice (the “Election Notice”) that it elects either (i) to proceed to acquire the Property in accordance with this Agreement or (ii) to terminate this Agreement, which Buyer may do for any reason. If Buyer elects to so terminate this Agreement, the Deposit shall be returned to Buyer in accordance with Article 9, and Seller and Buyer will have no further rights or obligations hereunder except those which expressly survive termination of this Agreement.  Failure to timely deliver a notice under clauses (i) or (ii) prior to the end of the Inspection Period shall be deemed a waiver of Buyer’s rights to terminate this Agreement pursuant to this Section 4.5 and an agreement to consummate the purchase of the Property subject only to Sections 3.3.3 and 6.4.5 and the satisfaction of the conditions precedent to Buyer’s obligation to close, as set forth below.

ARTICLE 5

CLOSING

5.1                         Time and Place of Closing.  Subject to Section 5.8 below, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place thirty (30) days after expiration of the Inspection Period, or on such other date as Buyer and Seller may mutually agree (the “Closing Date”), through escrow established with the Escrow Agent.

5.2                               Seller’s Closing Obligations.

Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into escrow with the Escrow Agent:

5.2.1                     Deed.  A duly executed grant deed in substantially the form attached as Exhibit B (the “Deed”);

5.2.2                     Assignment.  Two (2) duly executed counterparts of an assignment and assumption of Intangible Property, in substantially the form attached as Exhibit C (the “Assignment”);

5.2.3                     FIRPTA.  An affidavit (the “FIRPTA Affidavit”) duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached as Exhibit D;

5.2.4                     California FIRPTA.  A California Real Estate Withholding Certificate (Form 593-C), duly executed by Seller (the “CA FIRPTA”);

5.2.5                     Authority.  Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

5.2.6                     Closing Statement.  After agreement with Buyer on the content thereof, an executed counterpart settlement statement setting forth the amounts paid by or on behalf of or credited to Buyer and Seller, consistent with this Agreement (the “Closing Statement”);

5.2.7                     Other Items.  Such additional documents as may be reasonably requested by the Title Company or required to consummate the transactions contemplated by this Agreement.

At Closing, Seller also shall deliver to Buyer:

5.2.8                     Property Items.  All keys and (to the extent in Seller’s possession or control) the Intangible Property, together with the property files and records which are in Seller’s possession (provided that Seller may retain copies of any such files and documents as it deems necessary); and

5.2.9                     Occupancy.  Possession and occupancy of the Property subject to the Permitted Title Exceptions.

5.3                               Buyer’s Closing Obligations.  Not later than one (1) business day prior to the Closing Date, Buyer will deliver into escrow with the Escrow Agent the following items:

5.3.1                     Purchase Price.  The full amount of the Purchase Price, as adjusted by prorations and credits provided for herein, in immediately available federal funds wire transferred to Escrow Agent’s account;

5.3.2                     Assignment.  Two (2) duly executed counterparts of the Assignment;

5.3.3                     Authority.  Such evidence as Seller or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

5.3.4                     Closing Statement.  An executed counterpart of the Closing Statement; and

5.3.5                     Other Items.  Such additional documents as may be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement.

5.4                               Credits and Prorations.  All income and expenses in connection with the operation of the Property shall be prorated, as of 12:01 a.m. (local time) on the Closing Date, as if Buyer were vested with title to the Property during the entire day upon which Closing occurs.  Prorated and credited items shall include, without limitation, the following:

5.4.1                          Taxes. Seller is responsible for all real estate, personal property, and ad valorem taxes and assessments relating to the Property and any improvement or other bonds encumbering the Property (collectively, “Property Taxes”) for Seller’s period of ownership up to the Closing (but not including the Closing Date).  The County Tax Collector will not accept a partial payment toward taxes, and the Property will become exempt from property taxation upon Buyer’s ownership of the Property.  If Seller has not paid the Property Taxes in advance for the period that includes the Closing Date, Escrow Agent shall debit Seller’s account for all Property Taxes for the period up to (but not including) the Closing Date and shall credit Buyer’s account for such amount and Buyer shall be responsible to pay such amounts to the County Tax Collector.  Buyer will complete a Preliminary Change of Ownership Report (PCOR) at Closing, and attach thereto a letter to the County Assessor petitioning for a tax exemption and request a revised tax bill in the amount credited to Buyer in escrow.  The PCOR with attached County Assessor letter shall be filed by the Escrow Agent at the Closing Date.  In the event the tax bill for the period that includes the Closing Date is not yet available, the Escrow Holder will debit the Seller’s account and credit the Buyer’s account for the prorated amounts due from Seller using 102% of the last tax bill.  If Seller has paid the Property Taxes for any period after the Closing Date, Seller shall seek reimbursement for any refund due directly from the appropriate County agency outside of escrow.  Buyer will fully cooperate with Seller, at no cost to Buyer, in obtaining such reimbursement including, without limitation, by supplying a copy of Buyer’s exemption petition request letter.  Notwithstanding the foregoing, in the event that Buyer, for any reason, is not entitled to an exemption from Property Taxes, then Buyer shall promptly pay to Seller, not later than January 31, 2015, the amount of Property Taxes paid by Seller that are attributable to any period from and after the Closing Date.

5.4.2                     Utilities.  All utility bills for the Property shall be prorated.  In the event Seller has not received utility bills through the Closing Date, utilities shall be prorated based on the most recent bills, subject to the post-Closing adjustment pursuant to Section 5.4.5 below.  Seller shall retain the right to recover any refundable deposits or bonds held by any utility provider, and Buyer shall post separately all such deposits.

5.4.3                     Additional Items.  Any other operating expenses or other items pertaining to the Property which are customarily prorated between a buyer and a seller in comparable commercial transactions in the area in which the Property is located shall be prorated according to local custom.

5.4.4                     Closing Statement; Post-Closing Adjustments.  All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and, to the extent not in conflict with the express provisions of this Agreement, otherwise in accordance with generally accepted accounting principles.  Based upon the results thereof, Seller will prepare and deliver to Buyer for its review and approval prior to Closing a statement of prorations, which shall (i) contain Seller’s best estimate of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement and (ii) following approval by Buyer, be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing and shall be utilized by the Escrow Agent in preparing the Closing Statement.

5.4.5                     Post-Closing Adjustment. In the event any prorations or credits made under this Section shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same.  Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. In the event of such an adjustment, the party in whose favor the original incorrect adjustment or error was made shall promptly pay to the other party the sum necessary to correct such prior incorrect adjustment or error; provided, all such post-closing adjustments shall be completed, and appropriate payments made, not later than 120 days after the Closing Date.

5.4.6                     Survival.  The provisions of this Section 5.4 shall survive Closing.

5.5                               Closing Costs.

5.5.1                     Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) any county or city documentary transfer taxes; provided, if the sale of the Property is exempt from transfer taxes by reason of the status of Buyer, then Buyer shall receive a credit against the Purchase Price equal to the amount of transfer taxes Seller would otherwise have paid, but for Buyer’s exemption; (c) the portion of the premium for the Title Policy that is allocable to a standard coverage owner’s policy; and (d) such other closing costs, if any, not expressly provided for herein that are customarily charged to sellers of commercial real property for the county in which the Property is located.  Buyer shall pay (i) the fees of any counsel representing Buyer in connection with this transaction; (ii) the portion of the premium for the Title Policy that is allocable to extended coverage and the cost of any endorsements to the Title Policy; (iii) the cost of the Survey or update thereto, ordered or requested by Buyer; (iv) the fees, if any, for recording the Deed; and (v) such other closing costs, if any, not expressly provided herein, that are customarily charged to buyers of commercial real property for the county in which the Property is located.  Except as otherwise provided in this Agreement, all other costs and expenses incident to this transaction and the closing thereof will be paid by the party incurring such costs.

5.6                         Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

(a)                           Buyer shall not have terminated this Agreement, pursuant to another provision hereof.

(b)                           Seller shall have delivered to Buyer or deposited with Escrow Agent all of the items required to be delivered to Buyer or deposited with Escrow Agent pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.2.

(c)                            Seller and all other occupants, if any, shall have vacated the Property.

(d)                           All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, as of the Closing Date, subject to permitted changes in facts or circumstances pursuant to this Agreement.

(e)                            Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(f)                             The Title Company shall be irrevocably committed to issue the Title Policy in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject only to the Permitted Exceptions, together with such endorsements as Buyer shall reasonably request.

(g)                            The transaction contemplated herein shall have been approved by The Regents of the University of California, provided, Buyer shall obtain such approval prior to the end of the Inspection Period, and this condition shall be deemed satisfied if Buyer fails to terminate this Agreement at the end of the Inspection Period, pursuant to Section 4.5.

(h)                           All other matters, if any, stated herein to be conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement shall have been satisfied on or before the date of Closing.

5.7                         Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:

(a)                                 Buyer shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.3.

(b)                                 All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, subject to permitted changes in facts or circumstances pursuant to this Agreement.

(c)                                  Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the Closing Date.

(d)                                 All other matters, if any, stated herein to be conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement shall have been satisfied on or before the date of Closing.

5.8                               Failure of a Condition to Closing.  Should any of the foregoing conditions benefiting a party not be satisfied by the Closing Date and so long as that party is not in default under this Agreement, such party may either (i) terminate this Agreement by written notice to the other party or (ii) extend the Closing Date by up to ten (10) business days to allow the other party to satisfy the condition.  Upon such termination, Escrow Agent shall refund the Deposit to Buyer and the parties shall have no further rights, duties or obligations under this Agreement, other than those which are expressly provided in this Agreement to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Buyer or Seller, then Buyer’s and Seller’s respective rights, remedies and obligations, including the right of a party to receive the Deposit, shall be determined in accordance with Article 7.

5.9                         Disbursements and Other Actions by Escrow Agent.  Escrow Agent shall close the transaction contemplated herein on the Closing Date, by promptly undertaking all of the following in the following order and manner:

(a)                                 Cause the Deed, and any other documents, which the parties hereto may mutually direct to be recorded in the Official Records of county in which the Real Property is located, in such a manner as to enable Title Company to issue the Title Policy;

(b)                                 Disburse the Purchase Price to Seller (less amounts chargeable to the account of Seller) and pay such amounts chargeable to Buyer and Seller (or to third parties) in accordance with the Closing Statement;

(c)                                  Deliver to Seller a fully executed original of the Assignment, the final Closing Statement, a conformed copy of the recorded Deed, and a copy of each other document deposited by any party into the escrow;

(d)                                 Deliver to Buyer the original and a conformed copy of the Deed, and a fully executed original of each of the Assignment, the FIRPTA, the CA FIRPTA, the final Closing Statement, and a copy of each other document deposited by any party into the escrow; and

(e)                                  Direct the Title Company to issue the Title Policy to Buyer.

5.10                  Designation of Reporting Person.  Seller and Buyer hereby designate Escrow Agent as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to provide correct taxpayer identification numbers and to execute such documentation as is reasonably necessary to effectuate such designation. Escrow Agent shall accept such designation and agree to perform all duties that are required to be performed by the Reporting Person for the transaction contemplated herein.

ARTICLE 6

REPRESENTATIONS, WARRANTIES’ AND COVENANTS

6.1                               Representations and Warranties of Seller.  Seller represents and warrants the following, as of the date of this Agreement:

6.1.1                     Authority. Seller is duly organized and validly exists as a corporation under the laws of the State of Delaware, and is qualified to do business in the state in which the Property is located.  Seller has the right and authority to enter into this Agreement and to perform its obligations hereunder.  The person signing this Agreement on behalf of Seller is authorized to do so.  The execution and delivery of this Agreement or any other document in connection with the transactions contemplated by this Agreement will not violate any provision of Seller’s organizational documents or of any regulations or laws to or by which Seller is bound.  This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

6.1.2                     Pending Actions. There is no agreement, to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement.  To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

6.1.3                     Condemnation.  To Seller’s knowledge, no condemnation proceedings are pending against the Property, nor has any written notice from a governmental authority threatening condemnation been received.

6.1.4                     Leases.  Seller is the current occupant of the Property and there are no leases affecting the Real Property and/or Improvements.  Other than as disclosed by the Diligence Materials or by the Title Report, Seller has no knowledge of any unrecorded or undisclosed legal or equitable interest in the Property owned or claimed by anyone other than Seller.

6.1.5                     FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

6.1.6                          Bankruptcy.  Seller (a) has not made an assignment for the benefit of creditors, (b) is not the subject of any voluntary or involuntary petition in bankruptcy, and (c) is not the subject of any appointment of a receiver to take possession of all or substantially all of Seller’s assets.

6.1.7                          Compliance with Laws.  To Seller’s knowledge, Seller’s operation of the Property is in compliance with all applicable laws.  To Seller’s knowledge there is no pending or contemplated rezoning.

6.1.8                          Violation of Laws.  Except as otherwise disclosed in writing by Seller to Buyer prior to the expiration of the Inspection Period (including matters disclosed in the Diligence Materials), Seller has no written notice in its possession, and to Seller’s knowledge, Seller has received no notice, from any city, county, state or other government authority or agency of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding with respect to the Property, which violation has not been corrected.

6.1.9                          Notice of Defects.  Except as otherwise disclosed in writing by Seller to Buyer prior to the expiration of the Inspection Period (including matters disclosed in the Diligence Materials), Seller has no written notice in its possession, and to Seller’s knowledge, Seller has received no notice, from any city, county, state or other government authority (i) of any order or directive requiring any work of repair, maintenance or improvement be performed on the Property that has not been performed, or (ii) relating to defects in the Improvements or relating to noncompliance with any applicable building code or restriction that have not been corrected.

6.1.10                   Environmental Condition of the Property.  Except as otherwise disclosed in writing by Seller to Buyer prior to the expiration of the Inspection Period (including matters disclosed in the Diligence Materials), Seller has no written notice in its possession, and to Seller’s knowledge, Seller has received no notice that past or current occupants or owners of all or any portion of the Property have owned, used, generated, manufactured, stored, handled, released or disposed of any hazardous or toxic substances on the Property in violation of applicable environmental laws.

6.2                               Knowledge Defined.  References to the “knowledge” of a party shall refer only to the current and actual knowledge, without investigation or inquiry, on the Effective Date of Seller’s Designated Representatives or Buyer’s Designated Representatives (as hereinafter defined), as applicable.  The term “Seller’s Designated Representatives” shall refer to Frank Khulusi, Chairman, Chief Executive Officer and President of PCM, Inc. (“Seller Parent”), Brandon LaVerne, Seller Parent Chief Financial Officer, Robert Newton, Seller Parent Executive Vice President, Chief Legal Officer and Secretary and Dan Devries, President of Seller.  The term “Buyer’s Designated Representatives” shall refer to the following person(s): (i) Eric Schueler and (ii) Matt Ceragioli.  In no event shall either party have any personal claim against the other party’s Designated Representatives as a result of the reference thereto in this Article 6.

6.3                               Seller’s Covenants.  Seller covenants with Buyer, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

6.3.1                     Maintenance of Property.  Seller shall maintain the Property in a manner generally consistent with the manner in which Seller has maintained the Property prior to the Effective Date, ordinary wear and tear, casualty and condemnation excepted.

6.3.2                     Notices.  Seller shall furnish Buyer with a copy of all written notices received after the Effective Date by Seller from any governmental authority of any alleged violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof.

6.3.3                          Leases and Contracts.  Seller shall cause to be terminated, effective as of the Closing Date, any leases or contracts affecting the Property, and the Property shall be delivered vacant at Closing.

6.3.4                          No Sale or Encumbrance.  After the Effective Date and prior to the Closing or any termination of this Agreement, Seller shall not sell, encumber or otherwise transfer any part of the Property, or any interest therein, without Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole discretion.  After the Effective Date and prior to the Closing or any termination of this Agreement, Seller shall not enter into any purchase and sale agreements for all or any portion of the Property.

6.3.5                          Insurance.  Until the Closing, Seller shall keep the Property insured against fire, vandalism and other loss, damage and destruction in an amount equal to the replacement cost thereof.

6.3.6                          No Waste.  Seller shall not commit and shall use its commercially reasonable efforts not to allow others to commit any waste in or upon the Property.  Waste shall include, but not be limited to, any intentional injury to the Property (inclusive of acts of the Seller and third parties) which renders the Property in a condition materially and detrimentally different from its condition existing at the expiration of the Inspection Period, but waste shall not include any injury or damage caused by Buyer’s negligence, willful misconduct or activities or inspections on the Property.

6.3.7                          Significant Changes.  Seller shall notify Buyer, promptly upon becoming aware, of any significant change in any condition with respect to the Property or of any event or circumstance actually known to Seller prior to the Closing Date (without any duty to conduct any investigation of any nature) that makes or would make any representation or warranty of Seller contained in this Agreement materially false or materially misleading, it being understood that Seller’s providing the notice to Buyer shall in no way relieve Seller of any liability which it would otherwise have under this Agreement for a breach by Seller of any of its representations, warranties or covenants hereunder.

6.4                               Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that the following statements are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

6.4.1                     Buyer’s Authority. Buyer is duly organized and validly exists as a corporation under the laws of the State of California, and is qualified to do business in the state in which the Property is located.  Buyer has the right and authority to enter into this Agreement and to perform its obligations hereunder.  The person signing this Agreement on behalf of Buyer is authorized to do so.  The execution and delivery of this Agreement or any other document in connection with the transactions contemplated by this Agreement will not violate any provision of Buyer’s organizational documents or of any regulations or laws to or by which Buyer is bound.  This Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

6.4.2                                 Conflicts and Pending Actions.  There is no contract to which Buyer is a party or, to Buyer’s knowledge, that is binding on Buyer which is in conflict with this Agreement.  To Buyer’s knowledge, there is no action or proceeding pending or threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

6.4.3                                 Bankruptcy.  Buyer (a) has not made an assignment for the benefit of creditors, (b) is not the subject of any voluntary or involuntary petition in bankruptcy, and (c) is not the subject of any appointment of a receiver to take possession of all or substantially all of Buyer’s assets.

6.4.4                                 Compliance Representations and Warranties.  As of the date of this Agreement and as of the Closing Date, Buyer represents and warrants as follows:

(a)                                                                                             Buyer’s funds are derived from legitimate business activities that do not violate any applicable law and are from lawful and permissible sources.

(b)                                                                                             Buyer is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Buyer being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

6.4.5                                      Survival of Representations and Warranties. The representations and warranties of Seller set forth in Sections 6.1 shall survive Closing for twelve (12) months (the “Limitation Period”). Seller’s liability for breach of any representation or warranty herein is limited to claims in excess of an aggregate $10,000 and Seller is liable only to the extent that such aggregate exceeds such figure.  Seller’s aggregate liability for claims arising out of such representations and warranties shall not exceed $1,000,000; provided, however, such limitation of liability shall not apply to claims resulting from the fraudulent act of Seller or arising out of a breach of the representation and warranty set forth in Sections 6.1.1 or 6.1.2.  Buyer shall provide written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of such representations and warranties and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Buyer’s sole remedy shall be an action at law for actual damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller notifies Buyer of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Buyer shall have an additional thirty (30) days from the date Buyer learns of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure.  The Limitation Period referred to herein shall apply to known as well as unknown breaches of such representations and warranties.

Notwithstanding anything to the contrary, no claim for a Seller breach of a representation or warranty is actionable if, prior to Closing, Buyer has knowledge of the breach, or of the condition, state of facts or other matters relating to the breach (the “Exception Matters”), and Buyer then elects to proceed with the close of escrow without having obtained Seller’s written agreement to remedy or cure such breach.  Should Buyer obtain knowledge of an Exception Matter before the end of the Inspection Period, then Buyer’s failure to terminate the Agreement under Section 4.5 shall be deemed a waiver by Buyer of the breach of that representation or warranty unless Buyer has obtained Seller’s written agreement to remedy or cure such breach.  Should Buyer first obtain knowledge of an Exception Matter after the end of the Inspection Period and Buyer closes, then Closing shall be deemed a Buyer waiver of the breach of that representation or warranty unless Buyer has obtained Seller’s written agreement to remedy or cure such breach.

ARTICLE 7

DEFAULT AND REMEDIES

7.1                         Default by Buyer.  In the event that Buyer defaults in its obligation to purchase the Property, , then Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for such breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT BUYER DEFAULTS IN ITS OBLIGATION TO CLOSE.  THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT SUCH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

INITIALS:	Seller	Buyer

7.2                               Default by Seller. If the sale of the Property under this Agreement does not occur because of Seller’s default under this Agreement, including any breach of a representation or warranty of which Buyer becomes aware prior to Closing, then Buyer’s sole remedy is to elect one of the following:  (a) to terminate this Agreement, in which event Escrow Agent will return the Deposit to Buyer, or (b) to bring a suit for specific performance, provided that Buyer is entitled to this remedy only if Buyer files the suit within sixty (60) days of Seller’s default, and further provided that Buyer shall have no right to bring a suit for specific performance unless Buyer (i) was not in material default under this Agreement, and (ii) tendered performance on its part.  Buyer hereby waives any other rights or remedies in respect of any such default.  Buyer agrees not to, and waives it right to, file a lis pendens or other similar notice against the Property, except in connection with a suit for specific performance as permitted by this Section 7.2.

ARTICLE 8

RISK OF LOSS

8.1                               Condemnation.  If, prior to Closing, a governmental authority initiates action to take the Property or a portion thereof by eminent domain proceedings, Buyer may either (a) terminate this Agreement without further liability to Seller, upon which the Escrow Agent will return the Deposit to Buyer and neither party shall have any obligation to the other under this Agreement, except as expressly provided herein or (b) continue to Closing.  Should Buyer elect under clause (b), then Buyer shall have the right to consult with Seller regarding the eminent domain proceedings and at Closing Buyer will be assigned the award of the condemning authority allocable to the Real Property and Improvements.

8.2                               Casualty.   Except as provided in Article 4, Seller shall retain all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until Closing.  If, between the Effective Date and the Closing Date, the Property suffers Material Damage (defined below), then Seller shall promptly notify Buyer.  Buyer may elect, by written notice delivered to Seller within fifteen (15) days after receipt of such notice, either to (a) terminate this Agreement, in which case Escrow Agent will return the Deposit to Buyer, and neither party shall have any further obligation to the other except as may be expressly provided herein, or (b) continue to Closing, in which case Seller shall assign any insurance proceeds resulting from the Material Damage to Buyer (but only to the extent that the proceeds do not exceed the Purchase Price and provided that Seller shall be entitled to retain any business interruption insurance proceeds that are applicable to the period prior to the Closing Date and any proceeds allocable to Seller’s personal property).  The Closing Date may be extended as necessary to permit Buyer and Seller the full fifteen (15) days.  “Material Damage” means damage costing in Seller’s reasonable judgment, $300,000 or more to repair. If between the Effective Date and the Closing Date, the Property suffers damage which is not Material Damage, Seller shall, at Seller’s option, either (i) repair such damage at its expense, to the reasonable approval of Buyer, prior to the Closing (and if such repair cannot reasonably be completed prior to the Closing, Seller shall have the right to extend the Closing Date until such repairs are completed), or (ii) convey the Property to Buyer without making such repairs and assign to Buyer all insurance proceeds payable on account of such damage (but only to the extent that the proceeds do not exceed the Purchase Price and provided that Seller shall be entitled to retain any business interruption insurance proceeds that are applicable to the period prior to the Closing Date and any proceeds allocable to Seller’s personal property). If Buyer does not terminate this Agreement pursuant to this section following a casualty (whether or not the casualty results in Material Damage), Seller shall assign to Buyer at the Closing its right to recover under any insurance policies covering such damage (but only to the extent that the proceeds do not exceed the Purchase Price and provided that Seller shall be entitled to retain any business interruption insurance proceeds that are applicable to the period prior to the Closing Date and any proceeds allocable to Seller’s personal property) and shall pay Buyer at the Closing the amount of the deductible, if any.

ARTICLE 9

ESCROW AGENT AND DEPOSIT

9.1                         Investment of Deposit.  Escrow Agent shall invest the Deposit in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation, or in such other investment as is approved by Buyer and Seller.  Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Deposit in immediately available funds, and is holding the same in accordance with the terms of this Agreement.  However, Escrow Agent shall invest the Deposit only in such accounts as will allow Escrow Agent to disburse the Deposit upon no more than one (1) business day’s notice.

9.2                               Payment at Closing.  If the Closing takes place under this Agreement, Escrow Agent shall deliver the Deposit to Seller on the Closing Date, as part of the Purchase Price.

9.3                               Payment on Demand.  In the event that Buyer or Seller claims the Deposit pursuant to the provisions of this Agreement, such party claiming the Deposit shall deliver written notice of such claim to the Escrow Agent and to the other such and, unless such other party within five (5) business days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Deposit, Escrow Agent shall disburse the Deposit to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.  Notwithstanding the foregoing, if Buyer delivers a written request to Escrow Agent and Seller for the return of the Deposit at any time on or before the expiration of the Inspection Period in connection with a termination of this Agreement by Buyer pursuant to Section 4.5, then Escrow Agent shall promptly refund the Deposit to Buyer without the necessity of Seller’s consent or notice to Seller.

9.4                               Exculpation of Escrow Agent.  It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith.  Seller and Buyer do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder.

9.5                               Interest.  All interest earned on the Deposit deposited with Escrow Agent hereunder shall be a part of the Deposit for all purposes, and shall be reported for income tax purposes as earnings of Buyer.

9.6                               Execution by Escrow Agent.  Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of Section 5.9 and this Article 9.  Escrow Agent’s consent to any modification or amendment of this Agreement other than this Article 9 shall not be required.

ARTICLE 10

MISCELLANEOUS

10.1                        Assignment.  Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, except that at Closing Buyer may assign its rights under this Agreement without obtaining Seller’s written approval if such assignment is to an entity controlling, controlled by, or under common control with Buyer, in which instance Buyer shall provide Seller with notice of such assignment; provided, however, that Buyer shall not be released of Buyer’s obligations hereunder.

10.2                        Brokers. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay at Closing (through escrow) (i) to Coldwell Banker Westmac (“Buyer’s Broker”) a brokerage commission in the amount of Two Hundred Thousand Dollars ($200,000), and (ii) to Lee & Associates (“Seller’s Broker”) a brokerage commission pursuant to a separate agreement between Seller and Seller’s Broker.  Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than claims by Buyer’s Broker or Seller’s Broker, to the extent contemplated by this section, by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.  The provisions of this section shall survive Closing or earlier termination of this Agreement.

10.3                        Notices.  Any notice required or permitted under this Agreement shall be in writing and delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by email or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below; provided, any notice sent by email shall also be sent by one of the other permitted methods.  Notice is considered given on the date of the email (provided such email notice is also sent by one of the other permitted methods), hand or courier delivery, deposit with such overnight courier for next business day delivery, or deposit in the United States mail.  The parties’ respective addresses for notice purposes are as follows:

If to Buyer:	The Regents of the University of California
c/o UCLA Real Estate
10920 Wilshire Boulevard, Suite 810
Los Angeles, CA 90024
Attention: Matt Ceragioli
Telephone: (310) 206-3323
Email: mceragioli@re.ucla.edu

With a copy to:	Office of the General Counsel
1111 Franklin Street, 8th Floor
Oakland, CA 94607-5200
Attention: Liana Epperson
Telephone: (510) 987-9709
Email: liana.epperson@ucop.edu

If to Seller:	PCM, Inc.
1940 East Mariposa Street
El Segundo, CA 90245
Attention: Rob Newton
Telephone: (310) 225-5032
Email: Rob.Newton@pcm.com

With a copy to:	Jones Day
555 California Street, 26th Floor
San Francisco, California, 94127
Attention: Barbara Gregoratos
Telephone: (415) 875-5830
Email: bgregoratos@jonesday.com

If to Escrow Agent/
Title Company:	Chicago Title Company
1 Kaiser Plaza, Suite 745
Oakland, CA 94612
Attention: Laurie Edwards
Telephone: (510) 451-8888
Email: edwardsl@ctt.com

10.4                        General Provisions.  Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

10.5                        Governing Law.  This Agreement is governed by the laws of the state of California.  All actions or claims arising out of or in connection with this Agreement or any other actions or claims between the parties hereto shall be brought only in state court in the county in which the Property is located.

10.6                        Counterparts;  Signatures.  This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.  Executed counterparts of this Agreement may be delivered by facsimile transmission or by delivery of a scanned counterpart in portable document format (PDF) by e-mail. Upon delivery, the signatures in the facsimile or PDF data file shall be deemed to have the same force and effect as if the manually signed counterpart had been delivered to the other party in person.

10.7                        Time.  Time is of the essence; however, if the date for performance of any action under this Agreement shall fall on a Saturday, Sunday or legal holiday, such action shall, and may, be performed on the next succeeding business day which is not a Saturday, Sunday or legal holiday. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific Time) on such date or dates.  The time in which any act provided under this Agreement is to be done shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, a Sunday, or a legal holiday under the laws of the State of California, and then it is also so excluded.

10.8                        Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended to limit or define the text of any section or subsection.

10.9                        Exhibits and Schedules.  The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A	-	Legal Description of the Real Property
Exhibit B	-	Form of Deed
Exhibit C	-	Form of Assignment
Exhibit D	-	FIRPTA Affidavit

Schedule 4.1.3		Diligence Materials

10.10                 Entire Agreement.  This Agreement, including Exhibits, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter and may not be amended except in writing, signed by both Seller and Buyer.

10.11                 Attorneys’ Fees.  Should either Seller or Buyer file an action to enforce this Agreement, the prevailing party is entitled to recover, in addition to other remedies or damages, reasonable attorneys’ fees incurred in the action.

10.12                 Survival.  Without limiting the provisions hereof that are expressly stated to survive Closing, all provisions of this Agreement which are not fully performed as of Closing shall survive Closing; provided, however, that the representations and warranties of Seller and Buyer contained in this Agreement shall survive Closing for the periods described in Section 6.4.5 above.

10.13                 No Recordation.  None of this Agreement, any memorandum of Agreement or any notice relating to the Agreement may be recorded in any public records.

10.14                 Jury Trial Waiver.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION CONTEMPLATED UNDER THE AGREEMENT OR ANY COURSE OF DEALINGS OR ACTIONS BY THE PARTIES RELATING TO THIS AGREEMENT.  THIS WAIVER SHALL SURVIVE CLOSING UNDER OR TERMINATION OF THIS AGREEMENT.

10.15                 Limitation on Liability.  No Member, partner, director, officer, shareholder, employee, advisor, agent, attorney, or manager in or of Seller (each, a “Seller Party”) shall have any personal liability, directly or indirectly, under this Agreement.  Buyer and Buyer’s successors and assigns and all other interested parties are entitled only to, and shall only, look to Seller’s interest in the Property (and the proceeds thereof) for the payment of any claim or for any performance.  These limitations are in addition to, and not in limitation of, any other Seller limitation of liability.

10.16                 Exchange.  The parties, or either of them, shall have the right to secure a trade or exchange of properties of like kind of the parties’ respective choices (pursuant to Section 1031 of the Internal Revenue Code as amended), as long as the obligations imposed on the other party shall not be greater than the terms and conditions of this Agreement, nor shall such obligations delay the Closing Date beyond that allowed by this Agreement.  Neither party will, however, be required to incur any additional costs or assume any additional liabilities as a result of the other party’s “like-kind” exchange.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

M2 MARKETPLACE INC,
a Delaware corporation

By:	\s\ Dan DeVries
Name:	Dan DeVries
Title:	President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

BUYER:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation

By:	\s\Connie J. Miller
Name:	Connie J. Miller
Title:	Real Estate Officer

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

Escrow Agent has executed this Agreement for the limited purposes set forth in this Agreement.

ESCROW AGENT:

CHICAGO TITLE COMPANY, a

By:	\s\Laurie Edwards
Name:	Laurie Edwards
Title:	VP

EXHIBIT A
LEGAL DESCRIPTION OF REAL PROPERTY

LEGAL DESCRIPTION

PARCEL ONE:

LOT “Z-2” IN BLOCK 85 OF SANTA MONICA, IN THE CITY OF SANTA MONICA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AS PER MAP RECORDED IN BOOK 3 PAGES 80 AND 81 AND IN BOOK 39 PAGE 45 ET SEQ., MISCELLANEOUS RECORDS,. IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. A.P.N. 4281-005-025

PARCEL TWO:

THE LAND REFERRED SITUATED IN THE CITY OF SANTA MONICA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

LOTS “M”, “N”, “0”, “p”‘ AND “Q”, IN BLOCK 85 OF TOWN OF SANTA MONICA, IN THE CITY OF SANTA MONICA, (COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 3 PAGES 80 AND 81 AND IN BOOK 39 PAGE 45 ET SEQ., MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. A.P.N. 4281-005-026

EXHIBIT B
FORM OF DEED

RECORDING REQUEST BY

AND WHEN RECORDED RETURN TO:

Attn:

MAIL TAX STATEMENTS
AS DIRECTED ABOVE.

(Above Space for Recorder’s Use Only)

The undersigned declares that this document is recorded at the request of and for the benefit of The Regents of the University of California and is therefore exempt from the payment of the recording fee pursuant to Government Code Section §6103 and 27383 and from payment of the documentary transfer tax pursuant to Revenue and Taxation Code Section §11922.

GRANT DEED

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,                                           , a                                  (“Grantor”), hereby GRANTS to                               , a                                           , the real property located in the County of                   , State of California, and more particularly described on Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, structures, improvements and fixtures thereon and all rights and privileges appurtenant thereto, subject to all items appearing of record.

Dated:                                , 2014

GRANTOR:

,
a

By:
Name:
Title:

STATE OF CALIFORNIA	)
)
COUNTY OF	)

On                                         , 2014, before me,                                                         , a Notary Public, personally appeared                                                               , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF

INTANGIBLE PROPERTY

ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY (this “Assignment”) is made as of                 , 2014, by and between                                                 , a                                            (“Seller”), and                                         , a                                  (“Buyer”).

RECITALS

A.            Seller is the owner of certain property commonly known as 1501 and 1511 Wilshire Blvd., located in Santa Monica, California .

B.            Seller and Buyer have entered into that certain Purchase and Sale Agreement, dated as of                           , 2014 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase Seller’s fee simple interest in the real property described in Exhibit A attached thereto and the improvements located thereon (collectively, the “Property”), on the terms and conditions stated in the Purchase Agreement.  All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

C.            Pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer all of Seller’s right, title and interest in and to the Intangible Property.

NOW,     THEREFORE, Seller and Buyer agree as follows:

1.             Assignment.  Seller hereby sells, assigns, transfers and conveys to Buyer all of Seller’s right, title and interest in and to the Intangible Property.

2.             Assumption.  Buyer accepts the foregoing assignment and assumes any executory obligations of Seller under or in connection with the Intangible Property to the extent relating to the period on or after the date hereof.

3.             Successors.  This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

4.             Governing Law.  This Assignment shall be governed by the laws of the State of California.

5.             Attorneys’ Fees.  If any action or proceeding is commenced by either party to enforce its rights under this Assignment or to collect damages as a result of the breach of any of the provisions of this Assignment, the prevailing party in such action or proceeding, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

6.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

7.             No Representations.  This Assignment is made without recourse, representation or warranty of any kind, except as set forth in the Purchase Agreement, and Buyer accepts the Intangible Property on an “as-is” basis. The liability of Seller hereunder shall be limited as provided in the Purchase Agreement.

IN WITNESS WHEREOF, Buyer and Seller have executed this Assignment as of the date first above written.

SELLER:	,
a

By:
Name:
Title:

BUYER:	,
a

By:
Name:
Its:

2

EXHIBIT D

FIRPTA

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee (buyer) of a U. S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform                                                          (“Buyer”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                     , a                                  (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.             Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations).

2.             Seller’s U. S. employer identification number is                           .

3.             Seller’s office address is:                                                                                                                                                                                                                                                                                                                          Attention:                      .

4.             Seller is not a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Internal Revenue Code of 1986, as amended.

5.             Seller understands that this certification may be disclosed to the Internal Revenue Service by the Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct and complete, and the undersigned further declares that the signatory below has the authority to sign this document on behalf of Seller.

Executed as of the            day of                                   , 2014, at                           ,                                   .

SCHEDULE 4.1.3

DILIGENCE MATERIALS

1.              Copies of property tax bills for the past two (2) years.

2.              Copies of Certificate(s) of Occupancy (if in Seller’s possession).

3.              Existing Survey of the Property, if any.

4.              All recent (for the last three (3) years) Environmental Reports.

5.              A Natural Hazards Disclosure Report, as required by Sec. 1103 of the California Civil Code.

6.              Copy of property condition report, if any.

7.              Building, structural, civil, plumbing, mechanical and electrical plans.

8.              12 months of utility bills (including water and electric bills).

9.              Drawings and notice relating to seismic upgrade project

10.       Building Permit Application and signoff card for seismic upgrade project.

11.       G&G Fire Sprinkler Inc. drawings.

12.       ODA Environetics International, Inc. drawings.

13.       API Security, Inc. drawings.

14.       Don La Force Associates, Inc. drawings.

15.       SASSO Design Group drawings.

16.       Irrigation Plans.

17.       Any warranties (if in Seller’s possession).

18.       All Permits & Licenses, if any.